UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2008

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 29, 2011, Wenbin Lin voluntarily resigned from his position as a director of SmartHeat Inc. after he disclosed that he had been publicly censured by the Stock Exchange of Hong Kong Limited in March of 2008 under the circumstances described below.  Mr. Lin explained that he inadvertently omitted disclosure of the censure to us, our officers and our directors.  Mr. Lin’s voluntary resignation was not a result of any disagreement with us on any matter relating to our operations, policies or practices.  The Company thanks Mr. Lin for his dedication and wishes him well in his future endeavors.

Item 8.01 Other Events

On March 12, 2008, The Stock Exchange of Hong Kong Limited, or the SEHK, publicly censured Mr. Lin in connection with his position as an independent non-executive director of Northeast Electric Development Co., Ltd., or Northeast Electric, which was then publicly traded on the SEHK. Between March 2004 and October 2006, the Board of Directors of Northeast Electric approved certain transactions between Northeast Electric and certain related parties without seeking independent shareholder approval as required by the SEHK Listing Rules. The SEHK publicly censured the Board of Directors, including Mr. Lin, for approving such transactions in violation of the SEHK Listing Rules and failing to ensure that Northeast Electric maintained adequate and effective internal controls as required by the SEHK Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)

Date:	8/2/2011	By:	/s/ Jun Wang
		Name:	Jun Wang
		Title:	Chief Executive Officer